UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1 TO A
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): November 3, 2016

COGENTIX MEDICAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-20970	13-3430173
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5420 Feltl Road Minnetonka, Minnesota	53343
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (952) 426-6140

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2016, Cogentix Medical, Inc. (the “Company”) filed a Current Report on Form 8-K to disclose the appointment of Dr. Uri Geiger and Mr. Nachum Shamir to the Company's Board of Directors on November 3, 2016. This Amendment discloses provisions for non-employee director compensation for Messrs. Geiger and Shamir, as well as Mr. Shamir’s appointment to the Compensation Committee of the Board on December 28, 2016.

On December 28, 2016, in connection with his appointment to the Board, Mr. Shamir received a grant of 100,000 shares of restricted stock that will fully vest six months after the grant date.  In addition, Mr. Shamir will receive a cash retainer of $50,000 per annum paid quarterly for his Board service, and an additional retainer of $4,500 per annum paid quarterly for his service on the Compensation Committee.  These payments are consistent with existing provisions for non-employee director compensation previously approved by the Board.

Dr. Geiger has waived receiving cash or equity compensation for his role as a director.  Dr. Geiger will receive (i) a quarterly expense allowance of $8,000 in connection with his service as a director and (ii) reimbursement of reasonable and documented travel expenses incurred in connection with his service as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COGENTIX MEDICAL, INC.

Date:	December 29, 2016	By:	/s/ Brett Reynolds
		Name:	Brett Reynolds
		Title:	Senior Vice President and Chief Financial Officer